Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), dated as of September 4, 2011, is entered into by and between Paul T. Hanrahan (“Employee”) and The AES Corporation (the “Company”).

W I T N E S S E T H

WHEREAS, Employee’s terms and conditions of employment with the Company and its subsidiaries are governed by an employment agreement, dated as of December 29, 2008, between Employee and the Company (the “Employment Agreement”);

WHEREAS, effective as of September 30, 2011 (the “Resignation Date”), Employee will resign from the position of Chief Executive Officer of the Company, resign from all other officer positions that he has with or through the Company and its subsidiaries, and resign from the Board of Directors of the Company and from the boards of directors of any subsidiaries of the Company on which he serves; and

WHEREAS, Employee will terminate his employment with the Company and all of its subsidiaries, effective as of November 30, 2011 (the “Separation Date”):

NOW, THEREFORE, in consideration of the premises, representations, covenants and obligations herein contained, the Company and Employee hereby agree as follows:

1. Resignation/Separation.

(a) Effective as of the Resignation Date, Employee shall no longer serve as the Chief Executive Officer of the Company or otherwise as an officer of the Company, as a member of the Board of Directors of the Company or as an officer or director of any of the Company’s subsidiaries. During the period between the date of this Agreement and the Resignation Date, Employee shall continue to perform his duties as directed by the Board of Directors.

(b) Effective as of the Separation Date, Employee shall resign as an employee of the Company or any of its subsidiaries if his employment was not earlier terminated by the Company or by reason of his death or Disability (within the meaning of the Employment Agreement (“Disability”)) During the period between the Resignation Date and the Separation Date, Employee will not be expected to report to any AES facility but will assist the Company as may be reasonably requested by the Board, the Company’s Chief Executive Officer or the Company’s General Counsel.

(c) Employee shall not hold himself out in any manner inconsistent with the foregoing provisions of this Section 1.

2. Status of Employment Agreement. Except as provided in Section 1 above and Section 3 below, the Employment Agreement shall remain in full force and effect, including without limitation Sections 9,10, 11, 12, 17 and 18 thereof, which are incorporated by reference herein.

3. Separation Payments and Benefits. Provided that (a) Employee does not resign his employment, before the Separation Date, and (b) adheres to the terms of this Agreement including, during the period beginning on the date of his separation from service and ending twenty-one (21) days thereafter, Employee (or his duly authorized representative in the event of his death or Disability) executes and does not revoke the release of claims attached hereto as Exhibit A (the “Release”) and (c) on or before the Separation Date or his earlier death or Disability Employee commits no action that would justify the termination of his employment for Cause within the meaning of Section 7(c)(ii)(B) of the Employment Agreement Employee’s separation from service on the Separation Date or upon his earlier death or Disability shall be treated as a separation from service described in Section 8(e) of the Employment Agreement without any requirement for a Notice of Termination as otherwise provided in the Employment Agreement, and upon such separation from service, Employee shall be entitled to payments and benefits in accordance with Section 8(a) and Section 8(e) of the Employment Agreement, taking into account the provisions of Section 8(i) of the Employment Agreement.

4. Consultation with Attorney/Voluntary Agreement. Employee acknowledges that (a) the Company has advised Employee of his right to consult with an attorney of Employee’s own choosing prior to executing this Agreement, (b) Employee has carefully read and fully understands all of the provisions of this Agreement, and (c) Employee is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration, including without limitation the obligations of the Company under this Agreement.

5. Assignment. This Agreement is personal to Employee and may not be assigned by Employee, but any benefit conveyed to Employee pursuant to this Agreement shall inure to the benefit of Employee and Employee’s heirs or beneficiaries. This Agreement is binding on. and will inure to the benefit of, the Company, the Released Parties (within the meaning of the Release) and their respective successors and assigns.

6. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement. A faxed signature shall operate the same as an original signature.

7. Enforceability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the remainder hereof shall be equitably interpreted to give the fullest effect to the intent of the parties.

8. No Oral Modification; No Waivers. This Agreement may not be changed orally, but may be changed only in a writing signed by a duly authorized representative of the Company and Employee. The failure of the Company or Employee to enforce any of the terms, provisions or covenants of this Agreement will not be construed as a waiver of the same or of the right of the Company or Employee to enforce the same. Waiver by the Company or Employee of any breach or default by another party to this Agreement of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

9. Entire Agreement and Third-Party Beneficiaries. This Agreement together with the Employment Agreement sets forth the entire understanding between the Company and Employee, and supersedes all prior agreements, representations, discussions, negotiations and understandings, concerning the subject matter addressed herein. The Company and Employee represent that, in executing this Agreement, each party has not relied upon any representation or statement made by the other party, other than those set forth herein and in the Employment Agreement, with regard to the subject matter, basis or effect of this Agreement. Each subsidiary of the Company is an intended third-party beneficiary of this Agreement.

10. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia without regard to its conflicts of law principles.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first set forth above.

EMPLOYEE

THE AES CORPORATION

By:

Name:	Brian A. Miller
Title

Dated:	September 4, 2011:

Exhibit A

FORM OF RELEASE

RELEASE OF CLAIMS

In exchange for the payments and benefits to be provided pursuant to Section 3 of the Separation Agreement between Paul T. Hanrahan (“you) and The AES Corporation (the “Company”), dated as of September 4, 2011 (the “Separation Agreement”), you hereby agree as follows:

1. You hereby release the Company and all of its past, present and/or future related entities, including but not limited to parents, divisions, affiliates, subsidiaries, officers, directors, stockholders, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, predecessors, successors and assigns of the Company, in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”) from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever (“Claims”) which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties, whether known or unknown to you, and whether asserted or unasserted, by reason of your employment and/or cessation of employment with the Company, that involve facts which occurred on or prior to the date that you sign this Release of Claims. Such released Claims include, without limitation, any and all Claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), the Virginia Human Rights Law and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment (each as amended) including but not limited to the laws of the United States and any other country to the extent applicable; any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any Company employee benefit plan (other than claims for welfare benefit payments with respect to events occurring or expenses incurred prior to the date you execute this Release of Claims) or program or arising under any Company policy, procedure, or employee benefit plan, including, but not limited to, the Employment Agreement between you and the Company dated December 29, 2008 (your “Employment Agreement”); any and all Claims for wages, commissions, bonuses, continued employment with the Company in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorneys’ fees and costs. Notwithstanding the foregoing, nothing contained herein shall interfere with or waive: (i) your right to enforce the Separation Agreement; (ii) your right to any amounts or any benefits (including, without limitation, payments pursuant to the indemnification rights provided for under Section 5(g) of your Employment Agreement, that either are intended to survive your termination of employment or that arise or are payable after the date that you execute this Release of Claims (together with any claims for welfare benefit payments with respect to events occurring or expenses incurred prior to the date you execute this Release of Claims your “Preserved Rights”)); or (iii) any rights that cannot be waived under applicable law.

2. Except for the payments and benefits set forth in Section 3 of the Separation Agreement and your Preserved Rights, you (a) are not entitled to any other payments or benefits from the Company or any of the other Released Parties, and (b) will not seek or be entitled to obtain any personal recovery in any action against the Company.

3. You have had twenty-one (21) days to execute this Release of Claims from the date you first received it. You then have seven (7) days following its execution to revoke your consent to it.

4. You (a) have been advised by the Company of your right to consult with an attorney of your own choosing prior to executing this Release of Claims, (b) have carefully read and fully understands all of the provisions of this Release of Claims, and (c) are entering into this Release of Claims knowingly, freely and voluntarily in exchange for good and valuable consideration, including without limitation the obligations of the Company under the Separation Agreement.

5. The validity, interpretation, construction and performance of this Release of Claims shall be governed by the laws of the State of Virginia without regard to its conflicts of law principles.

Paul T. Hanrahan

DATE:

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